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Contact:  Karen Renza
          Director of Stockholder Services
          Tel: (561) 394-9533
          Fax: (561) 392-8311

                                                          FOR IMMEDIATE RELEASE

         October 31, 1997 Boca Raton, Florida -- Milestone Properties, Inc. (NYSE: MPI/MPI PRA) announced today that on October 30, 1997, the Company, its Board of Directors and Concord Assets Group, Inc. entered into an agreement of settlement with plaintiffs' counsel in a derivative and class action lawsuit brought in the Delaware Court of Chancery by holders of the Company's $.78 Convertible Series A Preferred Stock. The lawsuit was filed in January 1996 in connection with the Company's acquisition of properties and wraparound notes and mortgages from Concord, the Company's transfer of certain of its properties to its then wholly-owned subsidiary, Union Property Investors, Inc., and its subsequent spin-off of Union Property Investors shares to the Company's Common Stockholders in November 1995 (the "Transactions"). The Settlement is subject to Court approval, the condition that stockholders owning more than 10% of the Company's Preferred Stock do not opt out of the Settlement, and certain other conditions.

         If the Settlement is approved and consummated, the action will be dismissed, the Company's stockholders will release all derivative claims arising in connection with the Transactions and the holders of the Company's Preferred Stock between October 23, 1995 and the date on which the Settlement is consummated will release any claims they may have against the Company and the other named defendants arising out of the Transactions. Each Preferred Stockholder who does not opt out of the Settlement and who owns shares of the Preferred Stock on the date the Settlement is consummated will surrender their shares of Preferred Stock to Concord Milestone Preferred, Inc. (CMP), a subsidiary of Concord, and receive in exchange for each share of the Company's Preferred Stock surrendered, $0.75 in cash and one share of preferred stock of CMP. The CMP Preferred Stock will have a liquidation preference of $2.25 per share, will be required to be redeemed by CMP at $2.25 per share after five years, and will have no voting or dividend rights. In addition, any CMP Preferred Stockholder who does not want to wait the full five years for such shares to be redeemed can have shares redeemed by CMP at the following prices prior to the fifth year: within 2 years after the Settlement - $1.00 per share; 2-3 years after the Settlement - $1.40 per share; 3-4 years after the Settlement
- $1.60 per share; 4-5 years after the Settlement - $1.90 per share. CMP's redemption obligations will be secured by a letter of credit.

Subject to Delaware court approval, the Company will be sending to the Settlement Class and its stockholders a notice which will

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describe more fully the terms of the Settlement.

         The Company, directly and through its wholly owned subsidiaries, is engaged in the business of owning, acquiring, managing, developing and investing in real estate and real estate related assets.